EXHIBIT 99.2

For details contact:
Larry Thede
Phone (720)283-2450
E-mail: ir@udrt.com
www.udrt.com
PRESS RELEASE
For Immediate Release
United Dominion Realty Trust Announces
Pricing of Convertible Senior Notes
RICHMOND, VA (December 14, 2005) United Dominion Realty Trust, Inc. (NYSE: UDR) today announced that it has priced $200 million aggregate principal amount of convertible senior notes due 2035 with a coupon of 4.0%. An additional $50 million aggregate principal amount of notes may be purchased, at the option of the initial purchaser, within 30 days.
The notes are senior unsecured obligations of United Dominion Realty Trust. The net proceeds from the offering will be used to repay outstanding debt under its unsecured revolving bank credit facility, which re-prices monthly based on changes in LIBOR, and is currently floating at 4.53%, and to repurchase up to $50 million of the Company’s common stock.
Prior to December 15, 2030, upon the occurrence of specified events, the notes will be convertible at the option of the holder into cash and, in certain circumstances, shares of United Dominion Realty Trust common stock at an initial conversion rate of 35.2988 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $28.33 per share). On or after December 15, 2030, the notes will be convertible at any time prior to the second business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at the above initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.
Prior to January 15, 2011, the notes will not be redeemable at the option of the Company, except to preserve the status of the Company as a REIT. After January 15, 2011, the Company may redeem all or a portion of the notes at a redemption price equal to the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest), if any.
On January 15, 2011, December 15, 2015, December 15, 2020, December 15, 2025 and December 15, 2030, as well as following the occurrence of a fundamental change, note holders may require the Company to repurchase all or a portion of the notes at a purchase price equal to the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest), if any.
On December 13, 2005, the closing sale price of United Dominion common stock as reported on the New York Stock Exchange was $23.51.
The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer/solicitation or sale is unlawful.
About United Dominion Realty Trust, Inc.
United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has a 32-year history during which it has raised the dividend each of the last 29 years. United Dominion is included in the S&P MidCap 400 Index. The Company currently owns 74,954 apartment homes and has 1,335 homes currently under development. Additional information about United Dominion may be found on its web site at www.udrt.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, the expectation that approximately 50% of projected 2005 net operating income will come from California, Florida and Metropolitan Washington D.C., delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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